                                                                      EXHIBIT 11

                             DURA AUTOMOTIVE SYSTEMS, INC.
                     STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                    FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                         (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                               1997               1996
                                            --------            --------
Net income                                  $  3,544            $  1,347
                                            --------            --------
                                            --------            --------

Weighted average number of
  Class A common stock                         3,814                   -

Weighted average number of
  Class B common stock                         4,987               5,002

Dilutive effect of outstanding
  stock options after application
  of the treasury stock method                    55                  27
                                            --------            --------

Common and common equivalent
  shares outstanding                           8,856               5,029
                                            --------            --------
                                            --------            --------

Net income per common and
  common equivalent share(1)                 $  0.40             $  0.27
                                            --------            --------
                                            --------            --------

(1) The calculation of net income per common and common equivalent share for the three month periods ended March 31, 1997 and 1996 are the same on a primary and fully diluted basis.

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